Exhibit 4.3

Execution Version

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, INCLUDING PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OR PURSUANT TO A PRIVATE SALE EFFECTED UNDER SECTION 4(a)(7) OF THE SECURITIES ACT OR APPLICABLE FORMAL OR INFORMAL SEC INTERPRETATION OR GUIDANCE, SUCH AS A SO-CALLED “4[a](1) AND A HALF SALE.” NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

AN INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. HOLDERS MUST RELY ON THEIR OWN ANALYSIS OF THE INVESTMENT AND ASSESSMENT OF THE RISKS INVOLVED.

Warrant to Purchase

2,607,597 shares	Warrant Number 1

Warrant to Purchase Common Stock

of

Melinta Therapeutics, Inc.

THIS CERTIFIES that Deerfield Private Design Fund IV, L.P. or any subsequent holder hereof (“Holder”) has the right to purchase from Melinta Therapeutics, Inc., a Delaware corporation (the “Company”), two million six hundred seven thousand five hundred ninety seven (2,607,597) fully paid and nonassessable shares of common stock, $0.001 par value per share, of the Company (“Common Stock”), subject to adjustment as provided herein, at a price equal to the Exercise Price (as defined in Section 3 below), at any time during the Term (as defined below).

Holder agrees with the Company that this Warrant to Purchase Common Stock of the Company (this “Warrant” or this “Agreement”) is issued and all rights hereunder shall be held subject to all of the conditions, limitations and provisions set forth herein.

1. Date of Issuance and Term.

This Warrant shall be deemed to be issued on January 5, 2018 (“Date of Issuance”). The exercise period of this Warrant begins on the Date of Issuance and ends at 5:00 p.m., New York City time, on January 5, 2025 (the “Term”). This Warrant was issued in conjunction with that certain Facility Agreement, dated as of January 5, 2018, by and among the Company, the other Loan Parties signatory thereto, Cortland Capital Market Services LLC, as agent, Holder and the other Lenders signatory thereto (as may be amended, restated, supplemented or modified from time to time in accordance with the terms thereof, the “Facility Agreement”), and in conjunction with that certain Registration Rights Agreement, dated January 5, 2018, by and between the Company and the Lenders (as defined in the Facility Agreement) (as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Registration Rights Agreement”).

Notwithstanding anything herein to the contrary, the Company shall not issue to Holder, and Holder may not acquire, a number of shares of Common Stock upon exercise of this Warrant to the extent that, upon such exercise, the number of shares of Common Stock then beneficially owned by Holder and its Affiliates and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with Holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including shares held by any “group” of which Holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) would exceed 9.985% of the total number of shares of Common Stock then issued and outstanding (the “9.985% Cap”); provided, however, that the 9.985% Cap shall only apply to the extent that the Common Stock is deemed to constitute an “equity security” pursuant to Rule 13d-1(i) promulgated under the Exchange Act; and provided, further, that no changes shall be made to the 9.985% Cap without the prior written consent of the Company. For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the Securities and Exchange Commission (the “SEC”), and the percentage beneficially owned by Holder shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act. Upon the written request of Holder, the Company shall, within two (2) Trading Days, confirm orally and in writing to Holder the number of shares of Common Stock then outstanding.

For purposes hereof:

“Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 (“Rule 144”)under the Securities Act of 1933, as amended (the “Securities Act”). With respect to Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as Holder will be deemed to be an Affiliate of Holder.

“Asset Sale” means a transaction covered by the provisions of clause (B) of the definition of “Major Transaction” in connection with which the Company has announced its intention to liquidate and distribute its assets to stockholders.

“Black-Scholes Value” means the Black-Scholes Value of this Warrant or applicable portion thereof, as determined by use of the Black-Scholes Option Pricing Model using the criteria set forth on Schedule 1 hereto.

“Business Day” means any day, other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

“Cashless Default Exercise” means an exercise of this Warrant as a “Cashless Default Exercise” in accordance with Sections 3(c) and 11(b) hereof.

“Cashless Major Exercise” means an exercise of this Warrant or portion thereof as a “Cashless Major Exercise” in accordance with Section 3(b) and clause (2) of Section 5(c)(i) hereof.

“Cash Out Major Transaction” means a Major Transaction in which the consideration payable to holders of Common Stock in connection with the Major Transaction consists solely of cash.

“Eligible Market” means the New York Stock Exchange, Inc., the NYSE American, the NASDAQ Capital Market, the NASDAQ Global Market (“NASDAQ GM”), the NASDAQ Global Select Market, an OTC Market or, in each case, any successor thereto.

“Enterprise Value” means, as of any date of determination, (i) the product of (x) the number of issued and outstanding shares of Common Stock on such date, multiplied by (y) the per share closing price of the Common Stock on such date, plus (ii) the amount of the Company’s debt, as shown on the latest financial statements filed with the SEC prior to such date (the “Current Financial Statements”), less (iii) the amount of cash and cash equivalents of the Company, as shown on the Current Financial Statements.

“Holder” has the meaning set forth in the preamble to this Warrant.

“Marketable Securities” means the securities of a publicly traded corporation (or similar entity) whose common stock is quoted on or listed for trading on an Eligible Market.

“OTC Markets” means the OTC Bulletin Board, the OTCQX Market or the OTCQB Market or, in each case, any successor thereto.

“Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted, listed or traded on an Eligible Market, or, if there is more than one such Parent Entity, the Parent Entity with the largest public market capitalization as of the date of consummation of a Major Transaction.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

“Standard Settlement Period” means the standard settlement period for equity trades effected by U.S. broker-dealers, expressed in a number of Trading Days, as in effect on the applicable date.

“Successor Entity” means (i) any Person acquiring the Company’s assets or Common Stock in a transaction that qualifies as a Major Transaction, and any successor entity resulting from such Major Transaction, if the common stock or equivalent equity security of such Person or successor entity is (or immediately following the Major Transaction will be) quoted, listed or traded on an Eligible Market or (ii) any Parent Entity of such Person or successor entity, or any corporation (or similar entity that otherwise becomes a new Parent Entity of the Company as a result of a Major Transaction; provided that, in the case of a Major Transaction as to which both of the foregoing clauses (i) and (ii) apply, the Successor Entity shall be the Person (or successor entity) or Parent Entity with the largest public market capitalization as of the date of consummation of the Major Transaction.

“Successor Major Transaction” means either a Takeout Major Transaction or an Asset Sale.

“Successor Major Transaction Consideration” means (i) in the case of a Takeout Major Transaction, the amount of cash, other assets and/or the number of securities or other property of any Person that are issuable in such Takeout Major Transaction in respect of a number of shares of Common Stock equal to the Successor Major Transaction Conversion Share Amount and (ii) in the case of an Asset Sale, an amount of cash equal to the Black-Scholes Value of this Warrant upon consummation of the applicable Asset Sale.

“Successor Major Transaction Conversion Share Amount” means an amount equal to the Black-Scholes Value of this Warrant determined as of the date the applicable Major Transaction is consummated divided by the closing price of the Common Stock on the principal securities exchange or other securities market on which the Common Stock is then traded on the Trading Day immediately preceding the date on which the applicable Major Transaction is consummated.

“Takeout Major Transaction” means a Change of Control Transaction in which the shares of Common Stock of the Company are converted into the right to receive cash, securities of another entity and/or other assets.

“Trading Day” means any day on which the Common Stock is traded for any period on the NASDAQ GM, or on the principal United States securities exchange or trading market on which the Common Stock is then being traded; provided, however, that during any period in which the Common Stock is not listed or quoted on the NASDAQ GM, or any other United States securities exchange or trading market, the term “Trading Day” shall mean any Business Day.

2. Exercise.

(a) Manner of Exercise. During the Term (or, in respect of a Cashless Major Exercise, the Cashless Major Exercise Period (as defined below)), this Warrant may be Exercised as to all or any lesser number of whole shares of Common Stock covered hereby (the “Warrant Shares” or the “Shares”) by sending to the Company the Exercise Form attached hereto as Exhibit A (the “Exercise Form”) duly completed and executed, and, if applicable, the full Exercise Price (as defined below, which may be satisfied by a Cash Exercise or a Cashless Exercise, as each is defined below) for each share of Common Stock as to which this Warrant is Exercised, at the office of the Company, 300 George Street, Suite 301, New Haven, CT 06511; Phone: (312) 724-9407, Fax: (224) 377-8030, Email: pestrem@melinta.com,or at such other office or agency as the Company may designate in writing, by overnight mail, facsimile or electronic mail (any such exercise of this Warrant being hereinafter called an “Exercise” of this Warrant).

(b) Date of Exercise. The “Date of Exercise” of this Warrant shall be defined as the date that the Exercise Form attached hereto as Exhibit A, completed and executed, is sent by facsimile or electronic mail to the Company; provided that the Exercise Price, if applicable, is satisfied as soon as practicable thereafter but no later than the number of Trading Days comprising the Standard Settlement Period after the Date of Exercise. In the event that the Exercise Price (if applicable) set forth in the Exercise Form is not paid to the Company by the deadline therefor, as set forth in the preceding sentence, the Date of Exercise shall be such date as such Exercise Price is received by the Company, unless the exercise contemplated by such Exercise Form is rescinded by Holder. Alternatively, the Date of Exercise shall be defined as the date the original Exercise Form is received by the Company or the Transfer Agent if Holder has not previously sent the Exercise Form by facsimile or electronic mail. Upon delivery of the Exercise Form to the Company by facsimile, electronic mail or otherwise, Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been Exercised, irrespective of the date such Warrant Shares are credited to Holder’s or its designee’s Depository Trust Company (“DTC”) account or the date of delivery of the certificates evidencing such Warrant Shares, as the case may be; provided, however, that, in the event an Exercise Form in respect of a Cashless Major Exercise is delivered during the Cashless Major Exercise Period (as defined below) but prior to the occurrence of the applicable Major Transaction, Holder shall be deemed to have become the holder of record of the shares issuable upon such exercise immediately prior to the consummation of such Major Transaction and the Date of Exercise shall in such event be deemed to have occurred on the date of the occurrence of the Major Transaction. Holder shall not be required to physically surrender this Warrant to the Company until Holder has purchased all of the Warrant Shares available hereunder and this Warrant has been exercised in full, in which case Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days following the date the final Exercise Form is delivered to the Company. Execution and delivery of an Exercise Form with respect to a partial Exercise shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares.

(c) Delivery of Common Stock Upon Exercise. Within the earlier of (x) two (2) Trading Days and (y) the number of Trading Days comprising the Standard Settlement Period after any Date of Exercise or, in the case of a Cashless Default Exercise, within the period provided in Section 3(c), as applicable (the “Delivery Period”), the Company shall issue and deliver (or cause its transfer agent (the “Transfer Agent”) to issue and deliver) in accordance with the terms hereof to, or upon the order of, Holder that number of shares of Common Stock (“Exercise Shares”) for the portion of this Warrant exercised as shall be determined in accordance herewith. Upon the Exercise of this Warrant or any part hereof, the Company shall, at its own cost and expense, take all necessary action, including obtaining and delivering an opinion of counsel, if applicable, to assure that the Transfer Agent shall issue stock certificates in the name of Holder (or its nominee) or such other persons as designated by Holder and in such denominations as Holder shall specify at Exercise representing the number of shares of Common Stock issuable upon such Exercise. The Company warrants that no instructions other than these instructions have been or will be given to the Transfer Agent and that, unless waived by Holder, this Warrant and the Exercise Shares will be free-trading and freely transferable during such period as any of the Unrestricted Conditions (as defined below) are met.

(d) Delivery Failure. In addition to any other remedies which may be available to Holder, in the event that the Company fails for any reason to effect delivery of the Exercise Shares by the end of the Delivery Period (a “Delivery Failure”), Holder will be entitled to revoke all or part of the relevant Exercise by delivery of a notice to such effect to the Company whereupon the Company and Holder shall each be restored to their respective positions immediately prior to the delivery of such notice of revocation, except that the liquidated damages described herein shall be payable through the date such notice of revocation is given to the Company.

(e) Legends.

(i) Restrictive Legend. Holder understands that until such time as this Warrant, the Exercise Shares and the Failure Payment Shares (as defined below) have been registered under the Securities Act or otherwise may be sold pursuant to Rule 144 or an exemption from registration under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, this Warrant, the Exercise Shares and the Failure Payment Shares, as applicable, may bear a restrictive legend in substantially the following form (and a stop-transfer order consistent therewith may be placed against transfer of the certificates for such securities):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, INCLUDING PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OR PURSUANT TO A PRIVATE SALE EFFECTED UNDER SECTION 4(a)(7) OF THE SECURITIES ACT OR APPLICABLE FORMAL OR INFORMAL SEC INTERPRETATION OR GUIDANCE, SUCH AS A SO-CALLED “4[(a)](1) AND A HALF SALE.” NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ENTITLED TO THE BENEFITS OF A CERTAIN REGISTRATION RIGHTS AGREEMENT DATED AS OF JANUARY 5, 2018, AS AMENDED FROM TIME TO TIME, AMONG THE COMPANY AND CERTAIN HOLDERS OF ITS OUTSTANDING SECURITIES. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY.”

(ii) Removal of Restrictive Legends. This Warrant and the certificates (or electronic book entries, if applicable) evidencing the Exercise Shares and the Failure Payment Shares, as applicable, shall not be required to contain or be subject to (and Holder shall be entitled to removal of) any legend restricting the transfer thereof (including the legend set forth above in subsection 2(e)(i)) and shall not be subject to any stop-transfer instructions: (A) while a registration statement (including a Registration Statement, as defined in the Registration Rights Agreement) covering the sale or resale of such security is effective under the Securities Act and the use of such registration statement, if applicable, is not suspended at such time under the Registration Rights Agreement, or (B) following any sale of such Warrant, Exercise Shares and/or Failure Payment Shares pursuant to Rule 144, or (C) if such Warrant, Exercise Shares and/or Failure Payment Shares are eligible for sale under Rule 144(b)(1), or (D) at any time on or after the date hereof that Holder certifies that it is not an “affiliate” of the Company (as such term is used under Rule 144 pursuant to the Securities Act) and that Holder’s holding period for purposes of Rule 144 and subsection (d)(3)(iii) thereof with respect to such Warrant, Exercise Shares and/or Failure Payment Shares is at least six (6) months, or (E) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC) (collectively, the “Unrestricted Conditions”). The Company shall cause its counsel to issue a legal opinion to the Transfer Agent promptly after the Effective Date (as defined below), or at such other time as any of the Unrestricted Conditions have been met, if required by the Transfer Agent to effect the issuance of this Warrant, the Exercise Shares or the Failure Payment Shares, as applicable, without a restrictive legend or removal of the legend hereunder to the extent required or requested as set forth in the immediately following two sentences. If any of the Unrestricted Conditions is met at the time of issuance of this Warrant, the Exercise Shares or the Failure Payment Shares, then such Warrant, Exercise Shares or Failure Payment Shares, as applicable, shall be issued free of all legends and stop-transfer instructions. The Company agrees that following the Effective Date or at such time as any of the Unrestricted Conditions is met or such legend is otherwise no longer required under this Section 2(e), it will, no later than the earlier of (x) two (2) Trading Days and (y) the number of Trading Days comprising the Standard Settlement Period following the delivery (the “Unlegended Shares Delivery Deadline”) by Holder to the Company or the Transfer Agent of this Warrant and a certificate representing Exercise Shares and/or Failure Payment Shares, as applicable, issued with a restrictive legend (such earlier Trading Day, the “Legend Removal Date”), deliver or cause to be delivered to Holder this Warrant and/or a certificate (or electronic transfer) representing such shares that is free from all restrictive and other legends (or similar notations). For purposes hereof, “Effective Date” shall mean the date that the first Registration Statement covering the Warrant Shares that the Company is required to file pursuant to the Registration Rights Agreement has been declared effective by the SEC.

(iii) Sale of Unlegended Shares. Holder agrees that the removal of the restrictive legend from this Warrant and any certificates representing securities as set forth in Section 2(e)(ii) above is predicated upon the Company’s reliance that Holder will sell this Warrant or any Exercise Shares and/or any Failure Payment Shares, as applicable, pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if such securities are sold pursuant to a Registration Statement, they will be sold in compliance with the plan of distribution set forth therein.

(f) Cancellation of Warrant. This Warrant shall be canceled upon the full Exercise of this Warrant, and, as soon as practical after the Date of Exercise, Holder shall be entitled to receive Common Stock for the number of shares purchased upon such Exercise of this Warrant, and, if this Warrant is not Exercised in full, Holder, upon physical surrender of this Warrant, shall be entitled to receive a new Warrant (containing terms identical to this Warrant) representing any unexercised portion of this Warrant in addition to such Common Stock; provided, however, that, as set forth in Section 2(b), Holder shall not be required to physically surrender this Warrant, if this Warrant is not Exercised in full.

(g) Holder of Record. Each person in whose name any Warrant for shares of Common Stock is issued shall, for all purposes, be deemed to be Holder of record of such shares on the Date of Exercise, irrespective of the date of delivery of the Common Stock purchased upon the Exercise of this Warrant.

(h) Delivery of Electronic Shares. In lieu of delivering physical certificates representing the Common Stock issuable upon Exercise or legend removal, or representing Failure Payment Shares, upon written request of Holder, the Company shall use its reasonable best efforts to cause its Transfer Agent to electronically transmit the Common Stock issuable upon Exercise to Holder by crediting the account of Holder’s prime broker with DTC through its Deposit/Withdrawal at Custodian (DWAC) system. The time periods for delivery and penalties described herein shall apply to the electronic transmittals described herein. Any delivery not effected by electronic transmission shall be effected by delivery of physical certificates.

(i) Buy-In. In addition to any other rights or remedies available to Holder hereunder or otherwise at law or in equity, if the Company fails to cause its Transfer Agent to deliver to Holder a certificate or certificates, or electronic shares through DWAC, representing the Exercise Shares pursuant to an Exercise on or before the last day of the Delivery Period, and if after such date Holder is required by its broker to purchase (in an open market transaction or otherwise) or Holder or Holder’s brokerage firm otherwise purchases shares of Common Stock to deliver in satisfaction of a sale by Holder of the Exercise Shares that Holder was entitled to receive upon such Exercise (a “Buy-In”), then the Company shall (1) pay in cash to Holder the amount by which (x) Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of Exercise Shares that the Company was required to deliver to Holder in connection with the Exercise on or before the last day of such Delivery Period, by (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of Holder, either reinstate the portion of this Warrant and equivalent number of Exercise Shares for which such Exercise was not honored (and refund the Exercise Price therefor, to the extent paid by Holder, and/or reinstate the principal amount of any indebtedness used to satisfy the applicable Exercise Price), or deliver to Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its Exercise and delivery obligations hereunder. For example, if Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted Exercise to cover the sale of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence the Company shall be required to pay Holder $1,000. Holder shall provide the Company written notice indicating the amounts payable to Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company. Nothing herein shall limit Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon Exercise of this Warrant as required pursuant to the terms hereof.

(j) HSR Submissions. If Holder determines that, in connection with the exercise of this Warrant, it and the Company are required to file Premerger Notification Reports with the Federal Trade Commission (the “FTC”) and the United States Department of Justice (“DOJ”) and observe the Waiting Period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the related rules and regulations promulgated thereunder (collectively, the “HSR Act”), the Company agrees to (i) cooperate with Holder in Holder’s preparing and making such submission and any responses to inquiries of the FTC and DOJ; (ii) prepare and make any submission required to be filed by the Company under the HSR Act and respond to inquiries of the FTC and DOJ in connection therewith and (iii) reimburse Holder for the cost of the required filing fee for Holder’s submission under the HSR Act. For the avoidance of doubt, Holder shall bear all of its other costs and expenses in connection with such submission, including any attorneys’ fees associated therewith.

(k) Taxes. The Company shall be responsible for paying all present or future stamp, court or documentary, intangible, recording, filing or similar taxes that arise from any payment or issuance made under, from the execution, delivery, performance, exercise, enforcement or otherwise with respect to, this Agreement or the sale of Exercise Shares or other shares of Common Stock issued hereunder.

3. Payment of Warrant Exercise Price for Cash Exercise or Cashless Exercise; Cashless Major Exercise and Cashless Default Exercise.

(a) Exercise Price. The exercise price shall initially equal $16.50 per share, subject to adjustment pursuant to the terms hereof (as so adjusted, the “Exercise Price”), including but not limited to Section 5 below.

Payment of the Exercise Price may be made by either of the following, or a combination thereof, at the election of Holder:

(i) Cash Exercise: Holder may exercise this Warrant in cash, bank or cashier’s check, wire transfer or through a reduction of an amount of principal outstanding under any Notes (as defined in the Facility Agreement) in accordance with Section 2.3 of the Facility Agreement, then held by Holder (a “Cash Exercise”); or

(ii) Cashless Exercise: In lieu of paying all or any portion of the Exercise Price in cash, Holder, at its option, may exercise this Warrant (in whole or in part) on a cashless basis by making appropriate notation on the applicable Exercise Form, in which event the Company shall issue to Holder a number of shares of Common Stock computed using the following formula (a “Cashless Exercise”):

X = Y (A-B)/A

where:	X = the number of shares of Common Stock to be issued to Holder.

Y = the number of shares of Common Stock for which this Warrant is being Exercised.

A = the Market Price of one (1) share of Common Stock (for purposes of this Section 3(a)(ii), where “Market Price,” as of any date, means the arithmetic average of the Volume Weighted Average Prices (as defined below) of the Company’s Common Stock on each of the ten (10) consecutive Trading Days immediately preceding the Date of Exercise).

B = the Exercise Price.

As used herein, the “Volume Weighted Average Price” for any security as of any date means the volume weighted average sale price on the NASDAQ GM as reported by, or based upon data reported by, Bloomberg Financial Markets or an equivalent, reliable reporting service mutually acceptable to and hereafter designated by holders of a majority in interest of the Warrants and the Company (“Bloomberg”) or, if the NASDAQ GM is not the principal trading market for such security, the volume weighted average sale price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or, if no volume weighted average sale price is reported for such security, then the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security that are listed or quoted on the OTC Bulletin Board, the OTCQX Market or the OTCQB Market or in the Pink market of OTC Markets Group (or, in each case, any successor to such market). If the Volume Weighted Average Price cannot be calculated for such security on the applicable date in the manner provided above, the volume weighted average price shall be the fair market value as mutually determined by the Company and holders of a majority in interest of the Warrants being Exercised for which the calculation of the volume weighted average price is required in order to determine the Exercise Price of this Warrant. In the event that a Stock Event is consummated during any period for which the Volume Weighted Average Price is to be determined, the Volume Weighted Average Price for all Trading Days during such period prior to the effectiveness of the Stock Event shall be appropriately adjusted to reflect such Stock Event.

(iii) Note Exchange Exercise: In lieu of paying all or any portion of the Exercise Price in cash, Holder, at its option may exercise this Warrant (in whole or in part) through a reduction of any amount of principal outstanding under any Notes (as defined in the Facility Agreement) in accordance with Section 2.3 of the Facility Agreement, then held by Holder (a “Note Exchange Exercise”).

For purposes of Rule 144 and subsection (d)(3)(ii) thereof, it is intended, understood and acknowledged that the Common Stock issuable upon Exercise of this Warrant in a Cashless Exercise transaction or a Note Exchange Exercise transaction shall be deemed to have been acquired, and the holding period thereof shall be deemed to have commenced, at the time this Warrant was issued. As provided in Section 2(b), Holder shall only be required to physically surrender this Warrant in the event that Holder is exercising this Warrant in full.

(b) Cashless Major Exercise: To the extent Holder shall exercise this Warrant as a Cashless Major Exercise pursuant to Section 5(c)(i) and 5(c)(iii) below, Holder shall send to the Company (in any manner permitted under Section 2(a)) the Exercise Form indicating that Holder is exercising this Warrant (or any portion thereof) pursuant to a Cashless Major Exercise, in which event the Company shall issue a number of shares of Common Stock equal to the Black-Scholes Value of this Warrant (or such applicable portion being exercised) divided by the closing price of the Common Stock on the principal securities exchange or other securities market on which the Common Stock is then traded on the Trading Day immediately preceding the date on which the applicable Major Transaction is consummated, or, if in respect of a Cashless Major Exercise made after the date of consummation of the applicable Major Transaction, on the Trading Day immediately preceding the date on which the exercise form in respect of such Cashless Major Exercise is delivered. As provided in Section 2(b), Holder shall only be required to physically surrender this Warrant in the event that this Warrant is being exercised in full. Holder shall be permitted to make successive Cashless Major Exercises and send successive Exercise Forms in respect of a Cashless Major Exercise, from time to time at any time during the Cashless Major Exercise Period.

(c) Cashless Default Exercise. To the extent Holder exercises this Warrant as a Cashless Default Exercise pursuant to Section 11(b)(i) below, Holder shall send to the Company (in any manner permitted under Section 2(a)) the Exercise Form indicating that Holder is exercising this Warrant pursuant to a Cashless Default Exercise, in which event the Company shall issue to Holder, within five (5) Trading Days of the applicable Default Notice, a number of shares of Common Stock (which shares shall be valued at the arithmetic average of the Volume Weighted Average Prices on each of the five (5) consecutive Trading Days immediately prior to the date of the applicable Default Notice) equal to the greater of (A) the Black-Scholes Value of the remaining unexercised portion of this Warrant (or such portion thereof subject to such exercise) as of the date of such Default Notice, and (B) the Black-Scholes Value of the remaining unexercised portion of this Warrant (or such portion thereof subject to such exercise) on the Trading Day immediately preceding the date that the Exercise Shares in respect of such Cashless Default Exercise are issued to Holder. As provided in Section 2(b), Holder shall be permitted to make successive Cashless Default Exercises and send successive Exercise Forms in respect of a Cashless Default Exercise, from time to time at any time from and after the date of the applicable Default Notice through the Term of this Warrant.

(d) Dispute Resolution. In the case of a dispute as to the determination of the closing price or the Volume Weighted Average Price of the Company’s Common Stock or the arithmetic calculation of the Exercise Price, Market Price or the Successor Major Transaction Consideration, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within two (2) Trading Days of receipt, or deemed receipt, of the Exercise Form or Major Transaction Early Termination Notice, or other event giving rise to such dispute, as the case may be, to Holder. If Holder and the Company are unable to agree upon such determination or calculation within two (2) Trading Days of such disputed determination or arithmetic calculation being submitted to Holder, then the Company shall, within two (2) Trading Days submit via facsimile (i) the disputed determination of the closing price or the Volume Weighted Average Price of the Company’s Common Stock to an independent, reputable investment bank selected by the Company and approved by Holder, which approval shall not be unreasonably withheld, or (ii) the disputed arithmetic calculation of the Exercise Price, Market Price or any Successor Major Transaction Consideration to the Company’s independent, outside registered public accountants. The Company shall use its reasonable best efforts to cause the investment bank or the accountants, as the case may be, to perform the determinations or calculations and notify the Company and Holder of the results no later than five (5) Trading Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountants’ determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error. Notwithstanding the existence of a dispute contemplated by this paragraph, if requested by Holder, the Company shall issue to Holder the Exercise Shares, if any, that are not in dispute in accordance with the terms hereof.

4. Transfer and Registration.

(a) Transfer Rights. Subject to the provisions of Section 8 of this Warrant, this Warrant may be transferred on the books of the Company, in whole or in part, in person or by attorney, upon surrender of this Warrant properly completed and endorsed. This Warrant shall be canceled upon such surrender and, as soon as practicable thereafter, the person to whom such transfer is made shall be entitled to receive a new Warrant or Warrants as to the portion of this Warrant transferred, and Holder shall be entitled to receive a new Warrant as to the portion hereof retained.

(b) Registrable Securities. The Common Stock issuable upon the Exercise of this Warrant entitles Holder (and applicable assignees or transferees of such shares of Common Stock) to registration and other rights pursuant to the Registration Rights Agreement.

5. Adjustments Upon Certain Events.

(a) Participation. Holder, as the holder of this Warrant, shall be entitled to receive such dividends paid and distributions of any kind made to the holders of Common Stock of the Company to the same extent as if Holder had Exercised this Warrant into Common Stock (without regard to any limitations on exercise herein or elsewhere and without regard to whether or not a sufficient number of shares are authorized and reserved to effect any such exercise and issuance) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

(b) Recapitalization or Reclassification. If the Company shall at any time effect any subdivision of outstanding Common Stock (by any stock split, stock dividend, recapitalization or otherwise), combination of outstanding Common Stock (by consolidation, combination, reverse stock split or otherwise), reclassification or other similar transaction of such character that shares of Common Stock shall be changed into or become exchangeable for a larger or smaller number of shares (a “Stock Event”), then upon the effective date thereof, the number of shares of Common Stock which Holder shall be entitled to purchase upon Exercise of this Warrant shall be increased or decreased, as the case may be, in direct proportion to the increase or decrease in the number of shares of Common Stock by reason of such Stock Event, and the Exercise Price shall be, in the case of an increase in the number of shares, proportionally decreased and, in the case of decrease in the number of shares, proportionally increased. The Company shall give Holder the same notice it provides to holders of Common Stock of any transaction described in this Section 5(b).

(c) Rights Upon Major Transaction or Organic Change.

(i) Major Transaction. In the event that a Major Transaction (as defined below) occurs, then (1) in the case of a Successor Major Transaction, Holder, at its option, may elect to cause the conversion of this Warrant (a “Successor Major Transaction Conversion”) in whole or in part, into the right to receive, upon consummation of the Major Transaction, the Successor Major Transaction Consideration and (2) in the case of all other Major Transactions, Holder shall have the right to exercise this Warrant (or any portion thereof), at any time and from time to time following the occurrence of such event, as a Cashless Major Exercise. In the event Holder shall not have exercised any of its rights under clause (1) or (2) above within the applicable time periods set forth herein, and provided that the Major Transaction constitutes an Assumption Qualifying Major Transaction (as defined in Section 5(c)(ii) below), Holder shall have the right to elect to have this Warrant assumed in accordance with Section 5(c)(ii)(A), unless Holder waives its rights under this Section 5(c) with respect to such Major Transaction. Each of the following events shall constitute a “Major Transaction”:

(A) a consolidation, merger, exchange of shares, recapitalization, reorganization, business combination or other similar event, following which the holders of Common Stock immediately preceding such consolidation, merger, exchange, recapitalization, reorganization, combination or event either (a) no longer hold a majority of the shares of Common Stock or (b) no longer have the ability to elect a majority of the board of directors of the Company (collectively, a “Change of Control Transaction”);

(B) a sale or transfer (other than to a wholly owned subsidiary of the Company) of assets in one transaction or a series of related transactions for a purchase price of more than 50% of the Company’s Enterprise Value or a sale or transfer of all or substantially all of the Company’s assets;

(C) a purchase, tender or exchange offer (other than a tender offer by Holder and/or Holder’s Affiliates) made to the holders of outstanding shares of Common Stock, such that following the completion of such purchase, tender or exchange offer a Change of Control Transaction shall have occurred;

(D) an issuance or series of issuances by the Company after the date of this Warrant (other than to the Company, Holder and their respective affiliates), of an aggregate number of shares of Common Stock equal to 50% or more of the Company’s outstanding Common Stock as of the date of such issuance;

(E) the liquidation, bankruptcy, insolvency, dissolution or winding-up (or the occurrence of any analogous proceeding) affecting the Company;

(F) the shares of Common Stock (or equivalent equity securities of any Parent Entity resulting from a transaction of the type specified by clause (A) that does not qualify as a Change of Control Transaction) cease to be listed on an Eligible Market and are not promptly re-listed on another Eligible Market that is not an OTC Market; or

(G) the Common Stock ceases to be registered under Section 12 of the Exchange Act.

(ii) Assumption; Organic Changes.

(A) The Company shall not consummate a Major Transaction in which (X) the Company is not the surviving entity or as a result of which the Company has a new Parent Entity, and (Y) the Person that acquires the Company’s assets or Common Stock (or Parent Entity thereof) or becomes a new Parent Entity of the Company, as applicable, is a publicly traded corporation (or similar entity) whose common stock or equivalent equity security is quoted, listed or traded on an Eligible Market (an “Assumption Qualifying Major Transaction”), with respect to which Holder has delivered an Assumption Election Notice, unless the Successor Entity assumes in writing all of the obligations of the Company under this Warrant, the Facility Agreement (as it relates to this Warrant and the Warrant Shares) and the Registration Rights Agreement in accordance with the provisions of this Section 5(c)(ii) pursuant to written agreements in form and substance reasonably satisfactory to Holder and approved by Holder prior to the consummation of such Assumption Qualifying Major Transaction (such approval not to be unreasonably withheld, conditioned or delayed), including agreements to deliver to Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant that, among other things, (1) is exercisable for the appropriate number of shares of the Successor Entity’s capital stock (without regard to the 9.985% Cap or any other restriction or limitation on exercise; provided that such instrument shall contain a limitation on exercise comparable to that contained in the second paragraph of Section 1 of this Warrant), (2) has an exercise price similar to the then-effective Exercise Price (taking into account the relative value of Common Stock compared to the capital stock of the Successor Entity implied by the terms of such Assumption Qualifying Major Transaction, and any conversion or exchange ratio applicable to the Common Stock in such Assumption Qualifying Major Transaction) and exercise price adjustment provisions similar to those in this Warrant; (3) entitles Holder to such additional securities or other consideration, if any, as Holder would be entitled pursuant to Section 5(c)(i) in connection with such Assumption Qualifying Major Transaction; and (4) provides for registration rights similar to those provided by the Registration Rights Agreement and otherwise reasonably satisfactory to Holder. Upon the occurrence of any Assumption Qualifying Major Transaction with respect to which Holder shall have delivered an Assumption Election Notice, any Successor Entity shall succeed to, and be substituted for (so that, from and after the date of such Assumption Qualifying Major Transaction, the provisions of this Warrant and the Registration Rights Agreement referring to the “Company” shall refer instead to the Successor Entity, and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of such Assumption Qualifying Major Transaction, such a Successor Entity shall deliver to Holder confirmation that there shall be issued upon exercise of this Warrant at any time after the consummation of such Assumption Qualifying Major Transaction, in lieu of shares of Common Stock (or other securities, cash, assets and/or other property) issuable upon the exercise of this Warrant prior to such Assumption Qualifying Major Transaction, such shares of publicly traded common stock or equivalent equity securities of the Successor Entity, as adjusted in accordance with the provisions of this Warrant. The provisions of this Section shall apply similarly and equally to successive Assumption Qualifying Major Transactions and shall be applied without regard to any limitations on the exercise of this Warrant.

(B) Any recapitalization, reorganization, reclassification, consolidation, merger, or any other transaction (including any Major Transaction as to which Holder has not exercised any of its rights pursuant to Section 5(c)(i)), in each case, that is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to, or in exchange for, Common Stock is referred to herein as an “Organic Change.” Unless otherwise provided in writing by Holder, prior to the consummation of any Organic Change, the Company will make appropriate provision (pursuant to written agreements in form and substance reasonably satisfactory to Holder and approved by Holder prior to the consummation of such Organic Change) to ensure that Holder will thereafter have the right to acquire and receive in lieu of the shares of Common Stock otherwise acquirable or receivable upon the exercise of this Warrant (without regard to the 9.985% Cap or any other restriction or limitation on exercise), such shares of stock, securities and/or assets as would have been issued or payable in such Organic Change with respect to, or in exchange for, the number of shares of Common Stock which would have been acquirable or receivable upon the exercise of this Warrant immediately prior to such Organic Change (without regard to the 9.985% Cap or any other restriction or limitation on exercise). In any such case, the Company will make appropriate provision (pursuant to written agreements in form and substance reasonably satisfactory to Holder and approved by Holder prior to the consummation of such Organic Change) with respect to Holder’s rights and interests to ensure that the provisions of this Section 5(c)(ii) will thereafter be applicable to this Warrant. The Company shall not effect any Non-Surviving Organic Change (as defined below), unless prior to the consummation thereof, the Acquiring Entity (as defined below) provides a written agreement (in form and substance reasonably satisfactory to Holder and approved by Holder prior to the consummation of such Non-Surviving Organic Change) to deliver to Holder, upon exercise of this Warrant, such shares of stock, securities and/or assets as would have been issued or payable in such Non-Surviving Organic Change with respect to, or in exchange for, the number of shares of Common Stock that would have been acquirable or receivable upon the exercise of this Warrant immediately prior to such Organic Change (without regard to the 9.985% Cap or any other restriction or limitation on exercise). For purposes of this Warrant, “Non-Surviving Organic Change” means any Organic Change following which the Company is not a surviving entity or as a result of which the Company has a new parent company; and “Acquiring Entity” means the Person purchasing assets of the Company in a Non-Surviving Organic Change or the successor or new parent company resulting from any Non-Surviving Organic Change. Notwithstanding the foregoing, in no event shall a Major Transaction as to which Holder has exercised any of its rights pursuant to Section 5(c)(i) be subject to the provisions of this Section 5(c)(ii)(B), and the foregoing shall not affect Holder’s right to exercise this Warrant prior to the consummation of the Organic Change.

(iii) Notice; Major Transaction Early Termination Right; Notice of Cashless Major Exercise. At least thirty (30) days prior to the consummation of any Major Transaction or Organic Change, but, in any event, within five (5) Trading Days following the first to occur of (x) the date of the public announcement of such Major Transaction or Organic Change if such announcement is made before 4:00 p.m., New York City time, or (y) the day following the public announcement of such Major Transaction or Organic Change if such announcement is made on and after 4:00 p.m., New York City time, the Company shall deliver written notice thereof via facsimile and overnight courier to Holder (a “Major Transaction/Organic Change Notice”). At any time during the period beginning after Holder’s receipt of a Major Transaction/Organic Change Notice and ending five (5) Trading Days prior to the consummation of such Major Transaction (the “Early Termination Period”), (A) if such Major Transaction/Organic Change Notice is given in respect of a Successor Major Transaction, Holder may elect a Successor Major Transaction Conversion (if applicable) by delivering written notice thereof (“Major Transaction Early Termination Notice”) to the Company, which Major Transaction Early Termination Notice shall indicate the portion of this Warrant (with reference to the number of shares of Common Stock issuable upon a Cash Exercise of such portion, without regard to the 9.985% Cap, if less than the full Warrant) that Holder is electing to be treated as a Successor Major Transaction Conversion; and (B) if such Major Transaction/Organic Change Notice is given in respect of an Assumption Qualifying Major Transaction, Holder may elect to have this Warrant assumed (in whole or in part) in accordance with Section 5(c)(ii) by delivering written notice thereof (an “Assumption Election Notice”) to the Company, which notice shall indicate the portion of this Warrant (with reference to the number of shares of Common Stock issuable upon a Cash Exercise of such portion, without regard to the 9.985% Cap, but subject to the proviso in Section 5(c)(ii)(A), if less than the full Warrant) that Holder is electing to have assumed in accordance with Section 5(c)(ii). The portion of this Warrant subject to early termination pursuant to this Section 5(c)(iii) (the “Redeemable Shares”) shall be converted into the right to receive the Successor Major Transaction Consideration.

To the extent Holder shall elect to effect a Cashless Major Exercise in respect of a Major Transaction, Holder shall deliver its Exercise Form in accordance with Section 3(b), at any time and from time to time following receipt by Holder of the Major Transaction/Organic Change Notice until the later of (x) the expiration of the term of this Warrant and (y) thirty (30) days following consummation of the applicable Major Transaction (the “Cashless Major Exercise Period”). For the avoidance of doubt, Holder shall be permitted to make successive Cashless Major Exercises and send successive Exercise Forms in respect of a Cashless Major Exercise, from time to time at any time during the Cashless Major Exercise Period.

(iv) Escrow; Payment of Successor Major Transaction Consideration. Following the receipt of a Major Transaction Early Termination Notice in respect of a Successor Major Transaction from Holder, the Company shall not effect a Successor Major Transaction with respect to which Holder has elected a Successor Major Transaction Conversion unless either (i) it shall first obtain the written agreement of the Successor Entity, naming Holder as an express third party beneficiary, that payment of the Successor Major Transaction Consideration concurrently with the consummation of such Successor Major Transaction shall be a condition precedent to such Major Transaction or (ii) it shall first place into an escrow account with an independent escrow agent, at least three (3) Trading Days prior to the closing date of the Major Transaction, the Successor Major Transaction Consideration. Concurrently upon closing of such Major Transaction, the Company shall pay or shall instruct the escrow agent to deliver the Successor Major Transaction Consideration to Holder. For purposes of determining the amount required to be placed in escrow pursuant to the provisions of this subsection (iv) and without affecting the amount of the actual Successor Major Transaction Consideration, the calculation of the price referred to in clause (1) of the first column of Schedule 1 hereto with respect to Stock Price shall be determined based on the Closing Market Price (as defined on Schedule I) of the Common Stock on the Trading Day immediately preceding the date that the Successor Major Transaction Consideration is deposited with the escrow agent.

(v) Injunction. Following the receipt of a Major Transaction Early Termination Notice from Holder, in the event that the Company attempts to consummate a Successor Major Transaction without either (1) placing the Successor Major Transaction Consideration in escrow in accordance with subsection (iv) above, (2) obtaining the written agreement of the Successor Entity as described in subsection (iv) above, or (3) delivering the Successor Major Transaction Consideration to Holder prior to consummation of such Major Transaction, Holder shall have the right to apply for an injunction in any state or federal court sitting in the City of New York, borough of Manhattan to prevent the closing of such Major Transaction until the Successor Major Transaction Consideration is delivered to Holder.

An early termination required by this Section 5(c) shall be made in accordance with the provisions of Section 12 and shall have priority to payments to holders of Common Stock in connection with a Major Transaction. To the extent an early termination required by this Section 5(c) is deemed or determined by a court of competent jurisdiction to be prepayments of this Warrant by the Company, such early termination shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 5, until the Successor Major Transaction Consideration is paid in full, this Warrant may be exercised, in whole or in part, by Holder into shares of Common Stock, or, in the event the Exercise Date is after the consummation of the Major Transaction, shares of publicly traded common stock or equivalent equity securities of the Successor Entity pursuant to Section 5(c). The parties hereto agree that in the event of the Company’s early termination of any portion of this Warrant under this Section 5(c), Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for Holder. Accordingly, any premium due under this Section 5(c) is intended by the parties to be, and shall be deemed, a reasonable estimate of Holder’s actual loss of its investment opportunity and not as a penalty.

(d) Exercise Price Adjusted. As used in this Warrant, the term “Exercise Price” shall mean the purchase price per share of Common Stock specified in Section 3(a) of this Warrant, until the occurrence of an event stated in this Section 5 or otherwise set forth in this Warrant, and thereafter shall mean said price as adjusted from time to time in accordance with the provisions of said subsection. No adjustment made pursuant to any provision of this Section 5 shall have the net effect of increasing the Exercise Price in relation to the split adjusted and distribution adjusted price of the Common Stock.

(e) Adjustments: Additional Shares, Securities or Assets. In the event that at any time, as a result of an adjustment made pursuant to this Section 5 or otherwise, Holder shall, upon Exercise of this Warrant, become entitled to receive shares and/or other securities or assets (other than Common Stock) then, wherever appropriate, all references herein to shares of Common Stock shall be deemed to refer to and include such shares and/or other securities or assets; and thereafter the number of such shares and/or other securities or assets shall be subject to adjustment from time to time in a manner and upon terms as nearly equivalent as practicable to the provisions of this Section 5.

(f) Notice of Adjustments. Whenever the Exercise Price and/or number or type of securities issuable upon Exercise is adjusted pursuant to the terms of this Warrant, the Company shall promptly mail to Holder a notice (an “Exercise Price Adjustment Notice”) setting forth the Exercise Price and/or number or type of securities issuable upon Exercise after such adjustment and setting forth a statement of the facts requiring such adjustment. The Company shall, upon the written request at any time of Holder, furnish to Holder a like Warrant setting forth (i) such adjustment or readjustment, (ii) the Exercise Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon Exercise of this Warrant. For purposes of clarification, whether or not the Company provides an Exercise Price Adjustment Notice pursuant to this Section 5(f), upon the occurrence of any event that leads to an adjustment of the Exercise Price, Holder shall be entitled to receive a number of Exercise Shares based upon the new Exercise Price, as adjusted, for exercises occurring on or after the date of such adjustment, regardless of whether Holder accurately refers to the adjusted Exercise Price in the Exercise Form.

6. Fractional Interests.

No fractional shares or scrip representing fractional shares shall be issuable upon the Exercise of this Warrant, but on Exercise of this Warrant, Holder may purchase only a whole number of shares of Common Stock. If, on Exercise of this Warrant, Holder would be entitled to a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon Exercise shall be the next lower whole number of shares.

7. Reservation of Shares.

From and after the date hereof, the Company shall at all times reserve for issuance such number of authorized and unissued shares of Common Stock (or other securities substituted therefor as herein above provided) as shall be sufficient for the Exercise of this Warrant and payment of the Exercise Price, based on the actual number of Common Shares issuable upon Exercise of this Warrant (without regard to the 9.985% Cap). If at any time the number of shares of Common Stock authorized and reserved for issuance is below the number of shares sufficient for the Exercise of this Warrant (a “Share Authorization

Failure”), the Company will promptly take all corporate action necessary to authorize and reserve a sufficient number of shares, including, without limitation, calling a special meeting of stockholders to authorize additional shares to meet the Company’s obligations under this Section 7, in the case of an insufficient number of authorized shares, and using its best efforts to obtain stockholder approval of an increase in such authorized number of shares. The Company covenants and agrees that upon the Exercise of this Warrant, all shares of Common Stock issuable upon such Exercise shall be duly and validly issued, fully paid and nonassessable and not subject to preemptive rights, rights of first refusal or similar rights of any Person. The Company covenants and agrees that all shares of Common Stock issuable upon Exercise of this Warrant shall be approved for listing on the NASDAQ GM, or, if that is not the principal trading market for the Common Stock, such principal market on which the Common Stock is traded or listed.

8. Restrictions on Transfer.

(a) Registration or Exemption Required. This Warrant has been issued in a transaction exempt from the registration requirements of the Securities Act and exempt from state registration or qualification under applicable state securities (or “blue sky”) laws. None of this Warrant, the Exercise Shares or Failure Payment Shares may be pledged, transferred, sold or assigned except pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act and applicable state laws, including pursuant to Section 4(a)(7) of the Securities Act or in a so-called “4[(a)](1) and a half” transaction.

(b) Assignment. Subject to Section 8(a), Holder may sell, transfer, assign, pledge, or otherwise dispose of this Warrant, in whole or in part. Holder shall deliver a written notice to Company, substantially in the form of the Assignment attached hereto as Exhibit B, indicating the Person or Persons to whom this Warrant shall be assigned and the respective number of warrants to be assigned to each assignee. The Company shall effect the assignment within three (3) Trading Days (the “Transfer Delivery Period”), and shall deliver to the assignee(s) designated by Holder a Warrant or Warrants of like tenor and terms entitling Holder to purchase the appropriate number of shares. This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors and assigns of Holder. The provisions of this Warrant are intended to be for the benefit of all holders from time to time of this Warrant, and shall be enforceable by any such holder. For avoidance of doubt, in the event Holder notifies the Company that such sale or transfer is being effected pursuant to Section 4(a)(7) of the Securities Act or in a so called “4[(a)](1) and half” transaction, the parties hereto agree that a legal opinion from outside counsel for Holder delivered to counsel for the Company substantially in the form attached hereto as Exhibit C shall be the only requirement to satisfy an exemption from registration under the Securities Act to effectuate such transaction.

9. Noncircumvention.

The Company hereby covenants and agrees that the Company will not, by amendment of its certificate of incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, and (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant.

10. Events of Failure; Definition of Black Scholes Value.

(a) Definition.

The occurrence of each of the following shall be considered to be an “Event of Failure.”

(i) A Delivery Failure occurs, where a “Delivery Failure” shall be deemed to have occurred if the Company fails to use its best efforts to deliver Exercise Shares to Holder within any applicable Delivery Period;

(ii) A Legend Removal Failure occurs, where a “Legend Removal Failure” shall be deemed to have occurred if the Company fails to use its best efforts to issue this Warrant and/or Exercise Shares without a restrictive legend, or fails to use its best efforts to remove a restrictive legend, when and as required under Section 2(e) hereof;

(iii) a Transfer Delivery Failure occurs, where a “Transfer Delivery Failure” shall be deemed to have occurred if the Company fails to use its best efforts to deliver a Warrant within any applicable Transfer Delivery Period; and

(iv) a Registration Failure (as defined below).

For purpose hereof, “Registration Failure” means that (A) the Company fails to file with the SEC on or before the Filing Deadline (as defined in the Registration Rights Agreement) any Registration Statement required to be filed pursuant to Section 2(a) of the Registration Rights Agreement, (B) the Company fails to use its reasonable best efforts to obtain effectiveness with the SEC, prior to the Registration Deadline (as defined in the Registration Rights Agreement) and, if such effectiveness does not occur within such period, as soon as possible thereafter, of any Registration Statement (as defined in the Registration Rights Agreement) that is required to be filed pursuant to Section 2(a) of the Registration Rights Agreement, or fails to use its reasonable best efforts to keep each such Registration Statement current and effective as required in Section 3 of the Registration Rights Agreement, (C) the Company fails to file any additional Registration Statement required to be filed pursuant to Section 2(a)(ii) of the Registration Rights Agreement on or before the Additional Filing Deadline or fails to use its reasonable best efforts to cause such additional Registration Statement to become effective on or before the Additional Registration Deadline, and, if such effectiveness does not occur within such period, as soon as possible thereafter, (D) the Company fails to file any amendment to any Registration Statement, or any additional Registration Statement required to be filed pursuant to Section 3(b) of the Registration Rights Agreement within thirty (30) days of the applicable Registration Trigger Date (as defined in the Registration Rights Agreement), or fails to use its reasonable best efforts to cause such amendment and/or additional Registration Statement to become effective within sixty (60) days of the applicable Registration Trigger Date, and, if such effectiveness does not occur within such period, as soon as possible thereafter, (E) any Registration Statement required to be filed under the Registration Rights Agreement, after its initial effectiveness and during the Registration Period (as defined in the Registration Rights Agreement), lapses in effect or sales of all of the Registrable Securities (as defined in the Registration Rights Agreement) cannot otherwise be made thereunder (whether by reason of the Company’s failure to amend or supplement the prospectus included therein in accordance with the Registration Rights Agreement, the Company’s failure to file and use its reasonable best efforts to obtain effectiveness with the SEC of an additional Registration Statement or amended Registration Statement required pursuant to Sections 2(a)(ii) or 3(b) of the Registration Rights Agreement, as applicable, or otherwise), except to the extent such failure is expressly permitted under the Registration Rights Agreement, or (F) the Company fails to provide a commercially reasonable written response to any comments to any Registration Statement submitted by the SEC within twenty five (25) days of the date that such SEC comments are received by the Company.

(b) Failure Payments; Black-Scholes Determination. The Company understands that any Event of Failure (as defined above) could result in economic loss to Holder. In the event that any Event of Failure occurs, as compensation to Holder for such loss, the Company agrees to pay (as partial liquidated damages and not as a penalty) to Holder an amount payable, at the Company’s option, either (i) in cash or (ii) in shares of Common Stock that are valued for these purposes at the Volume Weighted Average Price on the date of such calculation (“Failure Payments”), in each case equal to 15% per annum (or the maximum rate permitted by applicable law, whichever is less) of the Black-Scholes Value (as determined below) of the remaining unexercised portion of this Warrant on the date of such Event of Failure (as recalculated on the first Trading Day of each month thereafter for as long as Failure Payments shall continue to accrue), which shall accrue daily from the date of such Event of Failure until the Event of Failure is cured, accruing daily and compounded monthly; provided, however, that, in the event the Company elects to make Failure Payments in shares of Common Stock, the Company shall issue, and Holder shall only receive, up to such amount of shares of Common Stock in respect of Failure Payments such that Holder and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with Holder’s for purposes of Section 13(d) of the Exchange Act (including shares held by any “group” of which Holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) shall not collectively beneficially own greater than 9.985% of the total number of shares of Common Stock of the Company then issued and outstanding, and the balance of such Failure Payments shall be paid in cash. For purposes of clarification, it is agreed and understood that Failure Payments shall continue to accrue following any Event of Default until the applicable Default Amount is paid in full.

(c) Payment of Accrued Failure Payments. The Failure Payments and Failure Shares representing accrued Failure Payments for each Event of Failure shall be paid or issued and delivered, as the case may be, on or before the fifth (5th) Trading Day of each month following a month in which Failure Payments accrued. Nothing herein shall limit Holder’s right to pursue actual damages (to the extent in excess of the Failure Payments) for the Company’s Event of Failure, and Holder shall have the right to pursue all remedies available at law or in equity (including a decree of specific performance and/or injunctive relief). Notwithstanding the above, if a particular Event of Failure results in an Event of Default pursuant to Section 11 hereof, then the Failure Payment, for that Event of Failure only, shall be considered to have been satisfied upon payment to Holder of an amount equal to the greater of (i) the Failure Payment, or (ii) the Default Amount, payable in accordance with Section 11.

(d) Maximum Interest Rate. Nothing contained herein or in any document referred to herein or delivered in connection herewith shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest or dividends required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to Holder and thereby refunded to the Company.

11. Default.

(a) Events Of Default. Each of the following events shall be considered to be an “Event of Default,” unless waived by Holder:

(i) Failure To Effect Registration. (A) With respect to all Registration Failures, a Registration Failure occurs and remains uncured for a period of more than forty five (45) days or such Registration Failure relates solely to the Company’s failure to have the Registration Statement declared effective by the Registration Deadline (as defined in the Registration Rights Agreement); and (B) with respect to a Registration Failure provided in clause (E) of the definition of “Registration Failure”, such Registration Failure occurs and remains uncured for a period of more than thirty (30) days.

(ii) Failure To Deliver Common Stock or Cash. A Delivery Failure (as defined above) occurs and remains uncured for a period of more than twenty (20) days; or, at any time, the Company announces or states in writing that it will not honor its obligations to issue shares of Common Stock to Holder upon Exercise by Holder of the Exercise rights of Holder in accordance with the terms of this Warrant.

(iii) Legend Removal Failure. A Legend Removal Failure (as defined above) occurs and remains uncured for a period of twenty (20) days;

(iv) Transfer Delivery Failure. Transfer Delivery Failure (as defined above) occurs and remains uncured for a period of twenty (20) days; and

(v) Corporate Existence; Major Transaction. (A) The Company has failed to place the Successor Major Transaction Consideration into escrow and instruct the escrow agent to release the Successor Major Transaction Consideration to Holder pursuant to Section 5(b)(iv), (B) the Successor Major Transaction Consideration is not paid contemporaneously with the consummation of the Successor Major Transaction, or (C) with respect to a Major Transaction with respect to which Holder has delivered an Assumption Election Notice, or any Organic Change, subject to the last sentence of Section 5(ii)(B), the Company has failed to meet the applicable requirements of Section 5(c)(ii).

(b) Mandatory Early Termination.

(i) Mandatory Early Termination Amount; Cashless Default Exercise. The Company shall notify Holder in writing within two (2) Business Days of the occurrence of an Event of Default. If any Event of Default shall occur and Holder, at its option, delivers to the Company written notice thereof (the “Default Notice”), the Company shall have the right to terminate the outstanding amount of this Warrant and pay to Holder (a “Mandatory Early Termination”), in full satisfaction of its obligations hereunder by delivery of a notice to such effect to Holder within two (2) Trading Days following receipt of the Default Notice, an amount payable in cash (the “Mandatory Early Termination Amount” or the “Default Amount”) equal to the greater of (A) the Black-Scholes Value (as determined in accordance with Section 10(b)) of the remaining unexercised portion of this Warrant on the date of such Default Notice and (B) the Black-Scholes Value (as determined in accordance with Section 10(b)) of the remaining unexercised portion of this Warrant on the Trading Day immediately preceding the date that the Mandatory Early Termination Amount is paid to Holder. In the event the Company does not exercise its right to consummate a Mandatory Early Termination, then Holder shall have the right to exercise this Warrant, at any time and from time to time, pursuant to a Cashless Default Exercise in accordance with Section 3(c) above.

The Mandatory Early Termination Amount shall be payable within five (5) Trading Days following the date of the applicable Default Notice.

(ii) Liquidated Damages. The parties hereto acknowledge and agree that the sums payable as Failure Payments or pursuant to a Mandatory Early Termination shall constitute partial liquidated damages and not penalties. The parties further acknowledge that (i) the amount of loss or damages likely to be incurred by Holder is incapable or is difficult to precisely estimate, (ii) the amounts specified bear a reasonable proportion and are not plainly or grossly disproportionate to the probable loss likely to be incurred by Holder, and (iii) the parties are sophisticated business parties and have been represented by sophisticated and able legal and financial counsel and negotiated this Agreement at arm’s length.

The Default Amount, together with all other amounts payable hereunder, shall immediately become due and payable, all without demand, presentment or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, legal fees and expenses, of collection, and Holder shall be entitled to exercise all other rights and remedies available at law or in equity.

(c) Posting Of Bond. In the event that any Event of Default occurs hereunder, the Company may not raise as a legal defense (in any Lawsuit, as defined below, or otherwise) or justification to such Event of Default any claim that Holder or any one associated or affiliated with Holder has been engaged in any violation of law, unless the Company has posted a surety bond (a “Surety Bond”) for the benefit of Holder in the amount of the aggregate Surety Bond Value (as defined below) of all of Holder’s Warrants (the “Bond Amount”), which Surety Bond shall remain in effect until the completion of litigation of the dispute and the proceeds of which shall be payable to Holder to the extent Holder obtains judgment.

For purposes hereof, a “Lawsuit” shall mean any lawsuit, arbitration or other dispute resolution filed by either party herein pertaining to any of this Warrant, the Facility Agreement, the Registration Rights Agreement or any other Loan Document (as defined in the Facility Agreement).

“Surety Bond Value,” for this Warrant shall mean 130% of the of the Black-Scholes Value of the remaining unexercised portion of this Warrant on the Trading Day immediately preceding the date that such bond goes into effect).

(d) Injunction And Posting Of Bond. In the event that the Event of Default referred to in subsection (c) above pertains to the Company’s failure to deliver unlegended shares of Common Stock to Holder pursuant to a Warrant Exercise, legend removal request, or otherwise, the Company may not refuse such unlegended share delivery based on any claim that Holder or any one associated or affiliated with Holder has been engaged in any violation of law, unless an injunction from a court, on prior notice to Holder, restraining and or enjoining Exercise of all or part of said Warrant shall have been sought and obtained by the Company and the Company has posted a Surety Bond for the benefit of Holder in the amount of the Bond Amount, which Surety Bond shall remain in effect until the completion of litigation of the dispute and the proceeds of which shall be payable to Holder to the extent Holder obtains judgment.

(e) Remedies, Other Obligations, Breaches And Injunctive Relief. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, the Facility Agreement and the Registration Rights Agreement and any other Loan Document, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

12. Holder’s Early Terminations.

In the event that the Company does not deliver the applicable Successor Major Transaction Consideration or Default Amount or the Exercise Shares in respect of a Cashless Major Exercise or a Cashless Default Exercise, as the case may be, to Holder within the time period or as otherwise required pursuant to the terms hereof, at any time thereafter Holder shall have the option, upon notice to the Company, in lieu of early termination, Cashless Major Exercise or Cashless Default Exercise, as the case may be, to require the Company to promptly return to Holder all or any portion of this Warrant that was submitted for early termination or exercise. Upon the Company’s receipt of such notice, (x) the applicable early termination or exercise, as the case may be, shall be null and void with respect to such applicable portion of this Warrant, (y) the Company shall immediately return this Warrant, or issue a new Warrant to Holder representing the portion of this Warrant that was submitted for early termination or exercise and (z) the Exercise Price of this Warrant or such new Warrant shall be adjusted to the lesser of (A) the Exercise Price as in effect on the date on which the applicable early termination, default or exercise notice, as the case may be, is voided and (B) the lowest closing price for the Common Stock on the NASDAQ GM, or, if the NASDAQ GM is not the principal trading market for the Common Stock, the principal securities exchange or other securities market on which the Common Stock is then being traded, during the period beginning on and including the date on which the applicable early termination, default or exercise notice, as the case may be, is delivered to the Company and ending on and including the date on which the applicable early termination or exercise is voided. Holder’s delivery of a notice voiding an early termination or exercise and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments of Failure Payments which have accrued prior to the date of such notice with respect to this Warrant subject to such notice.

13. Benefits of this Warrant.

Nothing in this Warrant shall be construed to confer upon any person other than the Company and Holder any legal or equitable right, remedy or claim under this Warrant and this Warrant shall be for the sole and exclusive benefit of the Company and Holder.

14. Governing Law.

All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, stockholders, employees or agents) shall be commenced exclusively in the state commercial division courts and federal courts sitting in the City of New York, borough of Manhattan. Each party hereby irrevocably submits to the exclusive jurisdiction of the state commercial division courts and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. The parties hereby waive all rights to a trial by jury. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

15. Loss of Warrant.

Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver a new Warrant of like tenor and date.

16. Notice or Demands.

Except as otherwise provided herein, notices or demands pursuant to this Warrant to be given or made by Holder to or on the Company shall be sufficiently given or made if sent by overnight delivery with a nationally recognized overnight courier service, certified or registered mail, return receipt requested, postage prepaid, and addressed, until another address is designated in writing by the Company, to the address set forth in Section 2(a) above. To the extent any notice or demand pursuant to this Warrant can be made by electronic mail, such notice or demand given or made by Holder to or on the Company shall be sufficiently given or made if it is sent by electronic mail to the addresses that the Company shall designate in writing from time to time. Notices or demands pursuant to this Warrant to be given or made by the Company to or on Holder shall be sufficiently given or made if sent by certified or registered mail, return receipt requested, postage prepaid, and addressed, to the address of Holder set forth in the Company’s records, until another address is designated in writing by Holder.

17. Stockholder Rights

Without limiting any of the rights of Holder or any of the obligations of the Company hereunder, this Warrant shall not entitle Holder hereof to the rights of a stockholder of the Company prior to the exercise of this Warrant, except to the extent such rights are expressly granted herein, including pursuant to Section 5 hereof.

18. Material Nonpublic Information.

Upon receipt or delivery by the Company of any notice in accordance with the terms of this Warrant, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its securities, if requested by Holder, the Company shall within three (3) Trading Days after any such receipt or delivery, publicly disclose such material, nonpublic information in a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, nonpublic information relating to the Company, the Company shall so indicate to Holder contemporaneously with delivery of such notice, and such indication shall provide Holder the means to refuse to receive such notice or communication; and, in the absence of any such indication, Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company.

19. Construction.

Unless the context otherwise requires, (a) all references to Articles, Sections, Schedules or Exhibits are to Articles, Sections, Schedules or Exhibits contained in or attached to this Warrant, (b) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter and (c) the use of the word “including” in this Warrant shall be by way of example rather than limitation.

20. Signatures.

In the event that any signature to this Warrant or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. Notwithstanding the foregoing, the Company shall be obligated to deliver to Holder an original signature to this Warrant. At the request of Holder, the Company shall promptly re-execute an original form of this Warrant or any amendment hereto and deliver the same to Holder. No party hereto shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Warrant or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract, and each party hereto forever waives any such defense.

IN WITNESS WHEREOF, the undersigned has executed this Warrant as of the 5th day of January 2018.

MELINTA THERAPEUTICS, INC.

By:	/s/ Paul Estrem
Print Name: Paul Estrem
Title: Chief Financial Officer

EXHIBIT A

EXERCISE FORM FOR WARRANT

TO: [                ]

CHECK THE APPLICABLE BOX:

☐	Cash Exercise or Cashless Exercise

The undersigned hereby irrevocably exercises Warrant Number         (the “Warrant”) with respect to [            ] shares of Common Stock (the “Common Stock”) of Melinta Therapeutics, Inc., a Delaware corporation (the “Company”).

[IF APPLICABLE: The undersigned hereby encloses $         as payment of the Exercise Price.]

☐ The undersigned is exercising the Warrant with respect to [            ] shares of Common Stock pursuant to a Cashless Exercise, and makes payment of the Exercise Price with respect to such shares in full, all in accordance with the conditions and provisions of the Warrant applicable to such Cashless Exercise.

☐ The undersigned is exercising the Warrant with respect to [                ] shares of Common Stock pursuant to a Note Exchange Exercise. The undersigned hereby agrees to cancel $             of principal outstanding under the Notes indicated below of the Company held by Holder in satisfaction of the Exercise Price in accordance with the conditions and provisions of the Warrant applicable to such Note Exchange Exercise.

☐	Cashless Major Exercise

The undersigned hereby irrevocably exercises the Warrant with respect to            % of the Warrant currently outstanding pursuant to a Cashless Major Exercise in accordance with the terms of the Warrant.

☐	Cashless Default Exercise

The undersigned hereby irrevocably exercises the Warrant pursuant to a Cashless Default Exercise, in accordance with the terms of the Warrant.

1. The undersigned requests that any stock certificates for such shares be issued free of any restrictive legend, if appropriate, and, if requested by the undersigned, a warrant representing any unexercised portion hereof be issued, pursuant to the Warrant in the name of the undersigned and delivered to the undersigned at the address set forth below.

2. Capitalized terms used but not otherwise defined in this Exercise Form shall have the meaning ascribed thereto in the Warrant.

Dated:

Signature

Print Name

Address

NOTICE

The signature to the foregoing Exercise Form must correspond to the name as written upon the face of the attached Warrant in every particular, without alteration or enlargement or any change whatsoever.

EXHIBIT B

ASSIGNMENT

(To be executed by the registered holder

desiring to transfer the Warrant)

FOR VALUE RECEIVED, the undersigned holder of the attached warrant (the “Warrant”) hereby sells, assigns and transfers unto the person or persons below named the right to purchase                 shares of the Common Stock of Melinta Therapeutics, Inc., a Delaware corporation, evidenced by the attached Warrant and does hereby irrevocably constitute and appoint                 attorney to transfer the said Warrant on the books of the Company, with full power of substitution in the premises.

Dated:
Signature

Fill in for new registration of Warrant:

Name

Address

Please print name and address of assignee (including zip code number)

NOTICE

The signature to the foregoing Assignment must correspond to the name as written upon the face of the attached Warrant in every particular, without alteration or enlargement or any change whatsoever.

EXHIBIT C

FORM OF OPINION

            , 20

[                    ]

Re:    [                 ] (the “Company”)

Dear Sir:

[            ] (“[                ]”) intends to transfer             Warrants (the “Warrants”) of the Company to             (“            ”) without registration under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, we have examined and relied upon the truth of representations contained in an Investor Representation Letter attached hereto and have examined such other documents and issues of law as we have deemed relevant.

Based on and subject to the foregoing, we are of the opinion that the transfer of the Warrants by         to         may be effected without registration under the Securities Act.

The foregoing opinion is furnished only to             and may not be used, circulated, quoted or otherwise referred to or relied upon by you for any purposes other than the purpose for which furnished or by any other person for any purpose, without our prior written consent.

Very truly yours,

[FORM OF INVESTOR REPRESENTATION LETTER]

                , 20

[                    ]

Gentlemen:

            (“    ”) has agreed to purchase             Warrants (the “Warrants”) of [                    ] (the “Company”) from [                    ] (“[                    ]”). We understand that the Warrants are “restricted securities.” We represent and warrant that             is a sophisticated institutional investor that would qualify as an “Accredited Investor” as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).

            represents and warrants as of the date hereof as follows:

1. That it is acquiring the Warrants and the shares of common stock, $0.001 par value per share underlying such Warrants (the “Exercise Shares”) solely for its account for investment and not with a view to or for sale or distribution of said Warrants or Exercise Shares or any part thereof in violation of the Securities Act.                 also represents that the entire legal and beneficial interests of the Warrants and Exercise Shares                 is acquiring or being acquired for, and will be held for, its account only;

2. That the Warrants and the Exercise Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.                         recognizes that the Company has no obligation to register the Warrants, or to comply with any exemption from such registration; or

3. That neither the Warrants nor the Exercise Shares may be sold pursuant to Rule 144 adopted under the Securities Act unless certain conditions are met.

We acknowledge that the Company will place stop orders with respect to the Warrants and the Exercise Shares, and if a registration statement is not effective, the Exercise Shares shall bear the following restrictive legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SAID ACT INCLUDING PURSUANT TO RULE 144 UNDER SAID ACT OR PURSUANT TO A PRIVATE SALE EFFECTED UNDER SECTION 4(a)(7) OF THE SECURITIES ACT OR APPLICABLE FORMAL OR INFORMAL SEC INTERPRETATION OR GUIDANCE, SUCH AS A SO-CALLED “4[(a)](1) AND A HALF” SALE. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ENTITLED TO THE BENEFITS OF A CERTAIN REGISTRATION RIGHTS AGREEMENT DATED AS OF                 , 20      , AS AMENDED FROM TIME TO TIME, AMONG THE COMPANY AND CERTAIN HOLDERS OF ITS OUTSTANDING SECURITIES. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY.”

At any time and from time to time after the date hereof,             shall, without further consideration, execute and deliver to [                    ] or the Company such other instruments or documents and shall take such other actions as they may reasonably request to carry out the transactions contemplated hereby.

Very truly yours,

Schedule 1

Black-Scholes Value

	Calculation Under Sections 3(b) and 5(c)(iii)	Calculation Under Section 10(b) or 11(b)
Remaining Term	Number of calendar days from date of public announcement of the Major Transaction until the last date on which this Warrant may be exercised.	Number of calendar days from date of the Event of Failure until the last date on which this Warrant may be exercised.

Interest Rate	A risk-free interest rate corresponding to the US$ LIBOR/Swap rate for a period equal to the Remaining Term.*	A risk-free interest rate corresponding to the US$ LIBOR/Swap rate for a period equal to the Remaining Term.*

Cost to Borrow	Zero	Zero

Volatility

If the first public announcement of the Major Transaction is made at or prior to 4:00 p.m., New York City time, the arithmetic mean of the historical volatility for the 10, 30 and 50 Trading Day periods ending on the date of such first public announcement, obtained from the HVT or similar function on Bloomberg.

If the first public announcement of the Major Transaction is made after 4:00 p.m., New York City time, the arithmetic mean of the historical volatility for the 10, 30 and 50 Trading Day periods ending on the next succeeding Trading Day following the date of such first public announcement, obtained from the HVT or similar function on Bloomberg.

The arithmetic mean of the historical volatility for the 10, 30 and 50 Trading Day periods ending on the date of such determination, obtained from the HVT or similar function on Bloomberg.

Stock Price	The greater of (1) the closing price of the Common Stock on the NASDAQ GM, or, if that is not the principal trading market for the Common Stock, such principal market on which the Common Stock is traded or listed (the “Closing Market Price”) on the Trading Day immediately preceding the date on which a Major Transaction is consummated, (2) the first Closing Market Price following the first public announcement of a Major Transaction, or (3) the Closing Market Price as of the date immediately preceding the first public announcement of the Major Transaction.	The Volume Weighted Average Price on the date of such calculation.

Dividends	Zero.	Zero.

Strike Price	Exercise Price as defined in section 3(a).	Exercise Price as defined in section 3(a).

*	If the LIBOR/Swap rate shall cease to exist in substantially its current form, the Required Holders shall be permitted to select an alternate interest rate that reasonably approximates the rate of interest per annum at which deposits of United States dollars in immediately available funds are offered by major financial institutions reasonably satisfactory to the Required Holders in the London interbank market (or a replacement interbank market reasonably determined by the Required Holders in consultation with the Company